Exhibit 99.02

FOR RELEASE:  Immediate

CONTACTS:         Karen Chrosniak, Director of Investor Relations
                  Dean Marshall, Director of Finance or
                  Jim Brown, Vice President, Finance

                  (877) 496-6704


                   Adelphia Announces Offering of Senior Notes

COUDERSPORT, Pa., September 13, 2000 -- Adelphia Communications Corporation (NASDAQ: ADLAC) announced a proposed offering of $500,000,000 aggregate principal amount of new Senior Notes due 2010. The Company announced that it intends to file a supplement to its shelf registration statement with the Securities and Exchange Commission for the offering of the Senior Notes due 2010. The offering will be made only by means of a prospectus. The anticipated timing of the proposed offering will depend upon market conditions. The Senior Notes will be noncallable, and will have other non-interest terms that will be similar to those of Adelphia's existing publicly held senior debt. Adelphia plans to use the net proceeds to repay existing indebtedness of subsidiaries.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

Adelphia Communications Corporation is the sixth largest cable television company in the United States, with headquarters in Coudersport, Pennsylvania.